FOR IMMEDIATE RELEASE

AFLAC RECEIVES OFFICIAL PROPOSAL ON JAPANESE POLICYHOLDER PROTECTION FUND,

SEES BETTER-THAN-EXPECTED OPERATING EARNINGS GROWTH FOR 2002

COLUMBUS, Georgia - December 23, 2002 -- AFLAC Incorporated announced today that it has received a formal proposal regarding funding for Japan's life insurance policyholder protection fund. The proposal was drafted by the Financial Services Agency and submitted to AFLAC through the Life Insurance Association of Japan (LIAJ) and Japan's Life Insurance Policyholder Protection Corporation (LIPPC).

The proposal calls for an extension of the Japanese government's pledge to enact fiscal measures of up to 400 billion yen until March 31, 2006, and for the industry to contribute an additional 78 billion yen to the LIPPC. In addition to the bankruptcy laws that allow for the rehabilitation of life insurers, these funds would be used to support policyholder obligations of a failed life insurance company. Despite AFLAC's intention to vote against the proposal, the company expects it to pass when members of the LIPPC vote on December 27, 2002. If the proposal passes, AFLAC will take an after-tax charge in the fourth quarter of 2002 of approximately $21 million, or $.04 per diluted share, for its estimated portion of the additional industry contribution.

Commenting on the government's proposal, Chairman and Chief Executive Officer Daniel P. Amos said: "We commend the government for its decision to extend its financial commitment to the protection fund. However, we are deeply disappointed in its decision to request additional contributions from the industry. We believe the industry has already done more than its share, and AFLAC should not have to pay for other companies' mistakes. We urge the government to quickly enact measures that would establish a more efficient, sustainable safety-net system for the benefit of the life insurance industry and its policyholders.

"Despite our displeasure with this proposal, we continue to view Japan as a vast and desirable market for affordable supplemental insurance products, and we believe that AFLAC is in the best position to capitalize on that opportunity. Most importantly, we remain confident about the outlook for AFLAC's financial performance. Throughout this year we have maintained a 2002 objective of 15% growth in operating earnings per diluted share excluding the impact of currency translation. However, with the continued favorable sales and claims trends in our insurance operations, we now expect that rate of growth to approach 18% this year. And based on that expectation and a year-to-date exchange rate of roughly 126 yen to the dollar, we believe reported 2002 operating earnings will be approximately $1.56 per diluted share, excluding the charge for the policyholder protection fund. We also remain focused on increasing operating earnings per diluted share 15% to 17% excluding currency translation in 2003, and by 15% before the effect of the yen in 2004. We believe that our growth targets are realistic and achievable and reflect the underlying strength of our business in the United States and Japan."

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500® company, AFLAC insures more than 40 million people worldwide. It is a leading writer of insurance products marketed at the worksite in the United States, offering policies to employees at more than 236,400 payroll accounts. The company is also the largest foreign life insurer in Japan in terms of profits, insuring one out of four Japanese households. In January 2002, AFLAC was the number one insurance company in Fortune magazine's list of "The 100 Best Companies to Work for in America" and was included in the overall listing for the fourth consecutive year. In February 2002, Fortune also named AFLAC as the sixth most admired company in the life and health insurance sector in its annual listing of "America's Most Admired Companies." And in July 2002, Fortune named AFLAC to its list of "America's 50 Best Companies for Minorities." AFLAC's Internet address is aflac.com.

Forward looking information: Certain statements contained in this press release are "forward looking statements" within the meaning of the federal securities laws. Although the company believes that these statements are reasonable, it can give no assurance that they will prove to be correct because they are prospective in nature. Actual future results may differ materially from those discussed herein. We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the Securities and Exchange Commission, could cause actual results to differ materially: regulatory developments, assessments for insurance company insolvencies, competitive conditions, new products, ability to repatriate profits from Japan, general economic conditions in the United States and Japan, changes in U.S. and/or Japanese tax laws or accounting requirements, adequacy of reserves, credit and other risks associated with AFLAC's investment activities, significant changes in interest rates, and fluctuations in foreign currency exchange rates.

Analyst and investor contact - Kenneth S. Janke Jr., (800) 235-2667 - option 3, FAX: (706) 324-6330, or kjanke@aflac.com
Media contact - Kathelen V. Spencer (706) 596-3789, FAX: (706) 323-1448, or kspencer@aflac.com